CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Power Equipment, Inc.

We hereby consent to the use of our report dated August 17, 2007 except for Note 17 which is dated February 25, 2008, with respect to the financial statements of China Power Equipment, Inc. in the Amended Registration Statement on Form S-1/A to be filed on or about February 29, 2008. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
February 29, 2008